EXHIBIT 10.2

BORROWER:		LENDER:

Greenhill & Co., Inc.,		First Republic Bank
a Delaware corporation

By:	/s/ HAROLD J. RODRIGUEZ, JR.	By:	/s/ ROSE STEWART
Name:	Harold J. Rodriguez, Jr.	Name:	Rose Stewart
Title:	Treasurer	Title:	Manager, Commercial Loan Closing

EXHIBIT A

FIRST REPUBLIC BANK
It's a privilege to serve you®

RENEWAL AND MODIFICATION AGREEMENT

This Renewal And Modification Agreement (the "Agreement") dated as of **May 1, 2013**, for reference purposes only, is made by and between **Greenhill & Co., Inc.** (the "Borrower"), and **First Republic Bank** (the "Lender"), with reference to the following facts:

A. Borrower and First Republic Bank entered into that certain Loan Agreement (Revolving Line of Credit) dated January 31, 2006, as modified (the "Loan Agreement"), pursuant to which a loan in the original principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), as modified, (the "Loan") was made to Borrower. The Loan is evidenced by Seventh Amended and Restated Promissory Note (Line of Credit – Prime Ratte Adjustable – Interest Only) dated April 30, 2012, as modified (the "Note"). The current principal amount of the Loan, having been subsequently modified, is **Forty-Five Million and 00/100 Dollars ($45,000,000.00)**.

B. Borrower has requested that Lender modify certain of the Loan Documents on the terms and conditions of this Agreement.

C. All terms with an initial capital letter that are used but not defined herein shall have the respective meanings given to such terms in the Loan Agreement or the Note.

THEREFORE, for valuable consideration, Lender and Borrower agree as follows:

1. Modification of Loan Documents.

1.1 Extension of Maturity Date. The Maturity Date of the Note is extended to **April 30, 2014**, at which time the entire unpaid principal balance of the Note and all accrued but unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable.

1.2 Restatement of Financial, Reporting and Additional Covenants for Loan. The financial and reporting covenants set forth in the Loan Agreement (including on Exhibit A thereto) and the additional covenants set forth in Exhibit A to the Loan Agreement are hereby amended and restated as set forth on Exhibit A to this Agreement.

1.3 Other Modifications. The Loan Documents are further modified in the following respects:

(a) Amendments. Borrower and Lender agree that notwithstanding any other terms in the Note, Loan Agreement or other Loan Documents, the Loan Documents are hereby amended to provide that Lender may renew the Loan or extend the Maturity Date of the Note repeatedly and/or for any length of time by written notice from Lender to Borrower, which notice need not be executed by Borrower.

2. Authority. Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Person(s) signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Person(s) executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite actions on the part of Borrower.

3. Renewal/Modification Fees. Borrower shall pay to Lender upon execution of this Agreement, a loan fee of **$112,500.00**, which fee shall be debited from account number ____________ held with Lender.

4. Continuing Effect of Documents. The Note, Loan Agreement and other Loan Documents, remain in full force and effect in accordance with their terms, except as modified herein and are hereby affirmed by the Borrower.

This Exhibit A is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit A is attached:

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1. **Financial Covenants.**

1.1 **Debt / Net Worth Ratio.** Borrower shall at all times maintain a Debt to Tangible Net Worth plus Subordinated Debt ratio of not greater than **2.00** to **1.00**.

"Debt to Tangible Net Worth plus Subordinated Debt Ratio" is defined as Borrower's total liabilities minus subordinated debt divided by Borrower's Tangible Net Worth plus subordinated debt. This ratio shall be measured quarterly as of the last day of each of Borrower's fiscal quarters.

1.2 **Minimum Tangible Net Worth.** Borrower shall maintain at all times a Tangible Net Worth of not less than **One Hundred Million and 00/100 Dollars ($100,000,000.00)** measured as of the last day of each of Borrower's quarter end.

For the purpose of this financial covenant, "Tangible Net Worth" is defined as the excess of total assets over total liabilities, determined in accordance with United States generally accepted accounting principles, with the following adjustments: (A) there shall be excluded from assets (i) notes, accounts receivable and other obligations owing to the Borrower from its officers, members, partners or Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in this instrument evidencing the indebtedness which is acceptable to Lender in its discretion.

1.3 **No Additional Indebtedness**. Without prior written consent of the Lender, Borrower shall not directly or indirectly incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Loan), (ii) other borrowing from the Lender , and (iii) unsecured debt incurred in the normal course of business.

1.4 **Debt Service Coverage Ratio**. Borrower shall maintain a Debt Service Coverage Ratio of not less than **1.25:1** which shall be measured quarterly as of the last day of the fiscal quarter on a 4-quarter rolling basis. For purposes of this Section, the term "Debt Service Coverage Ratio" is defined as a ratio of EBITDA to the Maximum Principal Amount of the Note (subject to such reductions as are provided for therein). EBITDA shall mean "Net income before Interest, Taxes, Depreciation and Amortization. EBITDA shall exclude the amortization of any non-cash expense related to restricted stock units granted to employees.

1.5 **Deposit Accounts**. At all times, the following entities shall maintain deposit accounts with Lender into which will be deposited all proceeds of Lender's Collateral subject to the provisions of the related Security Agreement: **Greenhill Capital Partners, LLC and Greenhill & Co., LLC**.

1.6 **Liquidity**. At the time of each advance under the Loan Agreement, Borrower shall maintain minimum Liquidity of **$20,000,000.00**.

For purposes of this financial covenant, "Liquidity" shall include the following: "Liquid Assets of Borrower: (i) unencumbered cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) (unless such stock can be sold without regard to the "volume limitations" under Rule 144)."

1.7 Liquidity. Borrower shall maintain unencumbered Liquid Assets equal to **one (1.00) times** the current principal outstanding balance of the Loan for a minimum of 30 consecutive days during each of Borrower's fiscal years, verified annually.

For purposes of this financial covenant, "Liquid Assets" shall mean the following assets (i) cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

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2. Reporting Covenants.

2.1 Financial Statements. Borrower shall deliver to Lender annual consolidating company-prepared financial statements, including balance sheet and income statements, within **one hundred twenty (120)** days after the end of each of Borrower's fiscal years, which financial statements shall be certified by Borrower's chief financial officer or another officer or representative acceptable to Lender.

2.2 Accounts Receivable Aging Statement. Borrower shall deliver to Lender quarterly accounts receivable aging statements, in form and content reasonably acceptable to Lender, within **forty-five (45)** days after the end of each quarter certified by Borrower's chief financial officer or another officer or representative of Borrower acceptable to Lender.

2.3 SEC Filings (10-K). Within **ten (10)** days of filing, Borrower shall deliver copies of CPA audited SEC filings (10-K) annual financial statements.

2.4 SEC Filings (10-Q). Within **ten (10)** days of filing, Borrower shall deliver copies of company prepared SEC filings (10-Q) quarterly financial statements. Quarterly SEC filings (10-Q) to be delivered for the first three (3) fiscal quarters.

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3. Additional Covenants.

3.1 Not Applicable.